Exhibit 99.1

Investor Contact:

Logan Bonacorsi

lbonacorsi@caleres.com

News

Caleres Reiterates Fiscal Year 2022 Outlook

ST. LOUIS (January 9, 2023) – Caleres (NYSE: CAL) today announced that it is reaffirming its financial outlook for consolidated sales, adjusted earnings per share and inventory position for fiscal year 2022.

“Caleres continues to successfully navigate through the current macroeconomic environment and remains on track to close 2022 with record earnings – in line with our previously provided outlook,” said Jay Schmidt, President and incoming Chief Executive Officer. “As we move into 2023, we will be laser focused on managing our costs tightly, leveraging our diversified portfolio of brands to connect with our consumers and delivering on our key strategic priorities to unlock further value for our shareholders.”

Caleres still expects the following for fiscal year 2022:

●	Consolidated sales up between 4 percent and 6 percent compared to fiscal 2021;
●	Adjusted earnings per share between $4.30 and $4.40; and
●	Consolidated inventory up mid-single digit percent compared to fiscal year 2021.

As previously announced, the company will be participating in the 25th Annual ICR Conference on January 9-10, 2023. Caleres is scheduled to host a fireside chat on Monday, January 9 at 10:30 a.m. Eastern Time. A live audio webcast of the event and corresponding slides will be available on the investor relations section of the company’s website, www.caleres.com. An online archive will be available on the site following the event.

About Caleres

Caleres is a diverse portfolio of global footwear brands that include Famous Footwear, Naturalizer, Sam Edelman, Allen Edmonds, Vionic, Lifestride, Vince, Franco Sarto, Dr. Scholl’s Shoes, and more. Our products are available virtually everywhere - in the nearly 1,000 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is our more than 140 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

Non-GAAP Financial Measures

In this press release, the company’s financial outlook is provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides earnings per diluted share adjusted to exclude certain charges, which are non-

GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. Refer to the reconciliation of diluted earnings per share (GAAP basis) to adjusted diluted earnings per share (non-GAAP basis) in Schedule 1.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) supply chain disruptions and inflationary pressures; (ii) the coronavirus pandemic and its adverse impact on our business operations and financial condition (iii) changing consumer demands, which may be influenced by general economic conditions and other factors; (iv) rapidly changing consumer preferences and purchasing patterns and fashion trends; (v) customer concentration and increased consolidation in the retail industry; (vi) intense competition within the footwear industry; (vii) foreign currency fluctuations; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) cybersecurity threats or other major disruption to the company’s information technology systems; (x) the ability to accurately forecast sales and manage inventory levels; (xi) a disruption in the company’s distribution centers; (xii) the ability to recruit and retain senior management and other key associates; (xiii) the ability to secure/exit leases on favorable terms; (xiv) the ability to maintain relationships with current suppliers; (xv) transitional challenges with acquisitions and divestitures; (xvi) changes to tax laws, policies and treaties; (xvii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xviii) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 29, 2022, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

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SCHEDULE 1

CALERES, INC.
RECONCILIATION OF DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS) – FISCAL 2022 OUTLOOK

	(Unaudited)
	Fiscal 2022 Outlook
	Low	High

GAAP diluted earnings per share	$4.23	$4.33
Charges/other items:
Organizational changes (Q3 2022)	0.07	0.07
Adjusted diluted earnings per share	$4.30	$4.40